Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com

For Immediate Release

MEMC AND GINTECH EXECUTE

SOLAR WAFER SUPPLY CONTRACT

St. Peters, MO, October 26th, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that MEMC and Gintech Energy Corporation of Taiwan have executed a definitive agreement for MEMC to supply solar grade silicon wafers to Gintech.

Under the terms of the definitive agreement, MEMC will supply solar wafers to Gintech over a 10-year period, with pre-determined pricing, on a take or pay basis beginning in the second half of 2007. Sales of the wafers over the 10-year period would generate between $2.5-$3.0 billion in revenue for MEMC. As part of the definitive agreement, Gintech will advance funds to MEMC in the form of an interest-free loan or security deposit which will be used by MEMC for expansion of MEMC’s manufacturing capacity. In addition, MEMC will be eligible to purchase a 10% interest in Gintech, as well as acquire the rights to an approximate 1.7 hectare parcel of land located within the Hsinchu Science Park.

“We are pleased to continue our expansion into the fast growing solar wafer market,” commented Nabeel Gareeb, MEMC’s Chief Executive Officer. “Located in Taiwan, Gintech is well positioned, both strategically and geographically, to capitalize on the high-growth opportunity available in the solar market, and we are excited to be working with them. With this announcement, MEMC now has agreements to supply solar wafers worth between $7-$9 billion dollars in revenue over the next decade.”

Commenting on the signing of the wafer supply agreement, Gintech’s President and CEO Scott Kuo said, “Gintech is committed to delivering solar products of the highest quality at competitive prices to serve our clients. This long-term wafer supply agreement with MEMC provides Gintech with a critical ingredient for success in our efforts to accomplish this goal. In addition, the agreement represents how Taiwan’s manufacturing excellence in semiconductors can also be translated into the growing solar industry.”

About Gintech Energy Corporation

Gintech is a solar cell manufacturer based in Taiwan. Gintech’s state-of-the-art equipment, facilities and cost-effective production line focus only on solar cell manufacturing. Gintech was founded in 2005 and is supported by several top executives from the petroleum, petrochemical, semiconductor and electronics industries in Taiwan with insight into the global trends of renewable energy.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s beliefs and expectations that the definitive agreement would generate between $2.5-$3.0 billion in revenue for MEMC over the 10-year period of the agreement; that sales under the Gintech agreement will begin in the second half of 2007; and that with the Gintech contract MEMC now has agreements to supply solar wafers worth between $7-$9 billion dollars in revenue to MEMC over the next decade. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and its contracting parties in performing under the definitive agreements and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the definitive agreements. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443